THE CNL FUNDS
CNL Global Real Estate Fund

Supplement dated December 4, 2009 to the
Prospectuses and Statement of Additional Information dated April 30, 2009

This Supplement updates the information in, and should be read in conjunction with, the Prospectus for Class A Shares, Class C Shares and Institutional Class Shares Prospectus, and the Statement of Additional Information, each dated April 30, 2009.

At a meeting held on November 19, 2009, the Board of Trustees of The CNL Funds unanimously approved an Agreement and Plan of Reorganization and Termination (the “Plan”) pursuant to which the CNL Global Real Estate Fund (the “CNL Fund”) will be reorganized with and into the American Beacon Global Real Estate Fund (the “American Beacon RE Fund”), a series of the American Beacon Funds, sponsored and advised by American Beacon Advisors, Inc.  The Plan provides for the CNL Fund to transfer all of its assets to the American Beacon RE Fund in exchange for Investor Class and Y Class shares of the American Beacon RE Fund and the American Beacon RE Fund’s assumption of all of the CNL Fund’s liabilities.  After the transfer, each holder of the CNL Fund’s Class A and Institutional Shares will receive a pro rata distribution of the American Beacon RE Fund’s Investor Class and Y Class shares, respectively.  The CNL Fund will then be liquidated.

No sales charge or fee of any kind will be charged to CNL Fund shareholders in connection with the reorganization.  It is expected that the exchange will be on a tax-free basis, meaning that, for federal income tax purposes, CNL Fund shareholders should not recognize any gain or loss on the receipt of American Beacon RE Fund shares in exchange for their CNL Fund shares in the reorganization.  The value of a CNL Fund shareholder’s account with the American Beacon RE Fund immediately after the reorganization will be the same as the value of such shareholder’s account with the CNL Fund immediately prior to the reorganization.

CB Richard Ellis Global Real Estate Securities, LLC will continue to serve as sub-adviser for the CNL Fund, and it is expected to serve as sub-adviser for the American Beacon RE Fund after the Plan approval and completion of the reorganization.

The Plan is subject to approval by the CNL Fund’s shareholders.  A special meeting of the CNL Fund’s shareholders is expected to be held on February 22, 2010, for the purpose of approving the Plan.  The CNL Fund will send proxy materials containing detailed information regarding the proposed Plan to all shareholders eligible to vote on the proposed Plan in advance of the special meeting.

This is not an offer to sell, or a solicitation to buy, shares of the American Beacon RE Fund.

EXISTING SHAREHOLDERS OF THE CNL GLOBAL REAL ESTATE FUND MAY CONTINUE TO PURCHASE AND REDEEM SHARES AS SET FORTH IN THE FUND’S PROSPECTUS.  INVESTORS CONSIDERING AN INVESTMENT IN THE CNL GLOBAL REAL ESTATE FUND MAY PURCHASE SHARES IN THE FUND.

This Supplement should be retained with your Prospectus for future reference. You may obtain an additional copy of the Prospectus, as supplemented, free of charge, by calling 888-890-8934 or via the Internet at www.thecnlfunds.com.

CNL GLOBAL REAL ESTATE FUND

Class A Shares

Class C Shares

Institutional Class Shares

Prospectus

April 30, 2009

Sub-advised by CB Richard Ellis Global Real Estate Securities, LLC

The CNL Funds (“The CNL Funds” or the “Trust”) is an open-end, management investment company that currently offers its shares in one separate investment portfolio, the CNL Global Real Estate Fund (“Fund”). Class A shares, Class C shares and Institutional Class shares of the Fund are offered by this Prospectus. Institutional Class Shares are available for purchase only by certain investors. The Trust is currently not accepting new investments in Class C shares.

This prospectus contains important information about the Fund. Before you invest, please read this prospectus carefully, paying particular attention to the risks involved.

The U.S. Securities and Exchange Commission has not approved or disapproved these securities nor determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Shares of the Fund:

Are Not a Bank Deposit	Are Not FDIC Insured	May Lose Value

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RISK/RETURN SUMMARY

The following is a summary of certain key information about the Fund. You will find additional information about the Fund, including a more detailed description of the principal risks of an investment in the Fund, after this summary. Before investing, make sure the Fund’s objective matches your own.

Investment Objective

The Fund seeks to achieve a high total return through a combination of current income and capital appreciation. There are no guarantees this objective will be met.

Principal Investment Strategies

Under normal circumstances, the Fund invests at least 80% of its net assets (plus borrowings for investment purposes, if any) in equity and equity related securities issued by real estate and real estate-related companies. The Fund considers a company to be a real estate or real estate-related company if at least 50% of its assets, gross income or net profits are attributable to ownership, construction, management or sale of residential, commercial or industrial real estate or whose products or services are related to the real estate industry, such as manufacturers and distributors of building supplies and financial institutions that issue mortgages. Such companies include real estate investment trusts (REITs) and real estate operating companies (REOCs). A REIT qualified under the U.S. tax code is a real estate company that pools funds for investment primarily in income-producing real estate or in real estate-related loans (such as mortgages) or other interests. A U.S.-qualified REIT is not taxed on income distributed to its shareholders if, among other things, it distributes to its shareholders substantially all of its taxable income (other than net capital gains) for each taxable year. Real estate companies in other countries may have similar features to U.S.-qualified REITs; however the specific characteristics and regulations for REIT-like companies may not be identical to those of U.S.-qualified REITs.

The securities in which the Fund invests will principally include common equities, preferred equities, and convertible debt issued by real estate and real estate-related companies located primarily in North America, Europe, and the Asia Pacific region. It is anticipated that the Fund will give particular investment consideration to equity securities traded on major exchanges in the following sub-regions: United States, Canada, United Kingdom, Continental Europe, Japan, Hong Kong, Singapore, and Australia/New Zealand. The number of sub-regions may be expanded in the future. Under normal market conditions, the Fund will invest significantly (at least 40%, unless market conditions are not deemed favorable by CNL Fund Advisors Company (the “Adviser”), in which case the Fund would invest at least 30%) in equity securities issued by real estate and real estate-related companies organized or located outside the U.S. or doing a substantial amount of business outside the U.S. The Fund will allocate its assets among no less than three different countries. The Fund may invest up to 15% of its total assets in equity securities that are traded on the major stock exchanges located in emerging markets.

The Fund may invest in securities of small-, mid- and large-sized real estate or real estate-related companies. The Fund seeks to limit risk through various controls, such as diversifying the portfolio property types and geographic areas as well as by limiting the size of any one holding. The Fund will limit the maximum holding of the issued capital of any individual company to no more than 10% of the Fund’s assets.

The Adviser seeks to construct a portfolio with return and risk characteristics similar to the FTSE EPRA/NAREIT Global Real Estate Index Series (the Fund’s “Benchmark Index”). The Benchmark Index is designed to track the performance of listed real estate companies and REITs worldwide. The Adviser uses the Benchmark Index as a guide in structuring and designing the Fund’s portfolio, but the Fund is not an index fund.

The Fund typically maintains a portion of its assets in cash or cash equivalents to meet redemption requests, pay Fund expenses or satisfy other liquidity needs. These assets may be invested in overnight or short-term investment vehicles.

The Fund's investment objective and principal investment strategies are “non-fundamental," which means they may be changed with the approval of the Board of Trustees of the Trust (the "Board") and without shareholder approval. If at any time the Board votes to reduce or eliminate the percentage requirement of its non-fundamental investment policy to invest at least 80% of the Fund’s net assets in securities issued by real estate and real estate-related companies, shareholders will be notified at least sixty days prior to the change, and the Fund will change its name.

Investment Process

The Adviser is the investment adviser for the Fund. The Adviser has retained CB Richard Ellis Global Real Estate Securities, LLC (the “Sub-Adviser”) to serve as sub-adviser for the Fund.

Adviser

The Adviser, in its capacity as investment adviser, provides a program of continuous investment management for the Fund in accordance with the Fund’s investment objective, policies and limitations as stated in this prospectus and the Fund’s Statement of Additional Information (“SAI”). The Adviser monitors and evaluates the performance of the Fund’s Sub-Adviser and oversees the Sub-Adviser’s compliance with the Fund’s stated investment objective, strategy, limitations and restrictions.

Sub-Adviser

The Sub-Adviser is responsible for investing the Fund’s assets according to the stated investment objective and principal investment strategies of the Fund. The Sub-Adviser uses fundamental real estate analysis and quantitative securities analysis to select investments in REITs, REOCs and other real estate and real estate-related companies that the Sub-Adviser believes are attractively valued relative to comparable real estate and real estate-related companies. The Sub-Adviser will seek to identify real estate and real estate-related securities that are deemed to be under-valued relative to other permissible investment opportunities. The Sub-Adviser utilizes its proprietary global allocation model, the Sub-Regional Ranking Matrix, along with its proprietary global valuation model, VISTA, to seek to determine those global sub-regions, countries and companies that the Sub-Adviser believes offer stronger relative risk-adjusted returns over the medium term.

The Sub-Adviser may consider selling or reducing the Fund’s position in a security if, among other things, it believes:

•	the reward/risk ratio of the security is unattractive; or

•	the reward/risk ratio of the security is unattractive compared to a candidate company or a more attractively valued existing holding; or

•	the long-term investment outlook for the company is unattractive relative to other investment alternatives; or

•	the company’s fundamentals have deteriorated in a material or long-term manner.

In general, a security is sold when the Sub-Adviser believes that its relative risk-return characteristics are not attractive relative to other permissible investments over an 18- to 36-month investment horizon. The Sub-Adviser may sell a security when the investment rationale for owning the stock no longer holds, whether it is due to valuation, strategy, management changes or conflict issues, capital structure changes, or any other reason which alters the investment case. The Sub-Adviser applies the sell discipline in the context of optional availability of alternative investments and the relativity of risk-return characteristics.

Temporary Defensive Position

In order to respond to adverse market, economic, political or other conditions, the Fund may assume a temporary defensive position that is inconsistent with its principal investment strategies and invest, without limitation, in cash or prime quality cash equivalents (including commercial paper, certificates of deposit, banker’s acceptances and time deposits). A defensive position, taken at the wrong time, may have an adverse impact on the Fund’s performance. The Fund may be unable to achieve its investment objective during the employment of a temporary defensive measure.

Principal Risks

Although the Fund makes every effort to achieve its investment objective, there is no guarantee that it will do so, and you could lose money by investing in the Fund. The following are the principal risks of investing in the Fund.

Market Risk   The risk that the market value of a security may increase or decrease, sometimes rapidly and unpredictably, due to factors unrelated to the issuer. This risk may relate to the equity market as a whole, to the suspension of trading on a securities exchange, to a sector or an industry within a sector, or a particular issuer. This risk is common to all stocks and bonds and the mutual funds that invest in them.

Equity Risk   The value of the equity securities held by the Fund, and thus of the Fund’s shares, can fluctuate – at times dramatically. The prices of equity securities are affected by various factors, including market conditions, political, business, financial and capital markets events and developments affecting the particular issuer, or its industry, or its geographic sector, or the listing requirements on various securities exchanges.

Risks of Concentrating in the Real Estate Industry   The Fund invests primarily in real estate and real estate-related companies and, therefore, adverse economic, business or political developments affecting real estate could have a major effect on the value of the Fund’s investments. Investing in securities issued by real estate and real estate-related companies may subject the Fund to risks associated with the direct ownership of real estate, such as decreases in real estate values, overbuilding and space over-supply conditions, increased competition among competing real estate property owners and other risks related to local or general economic and business conditions, increases in operating costs and property taxes, changes in zoning laws, acts of terrorism and war, casualty or condemnation losses, possible environmental liabilities, regulatory limitations on rental rates and fluctuations in rental income due to lease terminations or expirations. Changes in interest rates, debt leverage ratios, debt maturity schedules, and the availability of credit to real estate companies may also affect the value of the Fund’s investment in real estate securities. Rising interest rates may drive up mortgage and financing costs and hinder real estate construction activity, which may negatively impact the securities that the Fund owns. Real estate securities are dependent upon specialized management skills at the operating company level, have limited diversification and are, therefore, subject to risks inherent in operating and financing a limited number of properties. Real estate securities are also subject to heavy cash flow dependency and defaults by borrowers, including the issuer of the real estate security. The real estate industry tends to be cyclical. Such cycles may adversely affect the value of the Fund’s portfolio. The Fund will indirectly bear a proportionate share of a REIT’s on-going operating fees and expenses, which may include management, operating and administrative expenses in addition to the expenses of the Fund. In addition, U.S.-qualified REITs are subject to the possibility of failing to a) qualify for tax-free pass-through of income under the Internal Revenue Code (“IRC”) and b) maintain exemption eligibility from the investment company registration requirements.

Small- and Mid-Size Company Securities Risk   The Fund may invest in small- and mid-size companies. Certain real estate companies have a relatively small market capitalization, which may tend to increase the volatility of the market price of their securities. The securities of small- and mid-size companies may have more risks than those of large capitalization companies. Small- and mid-size companies often have few market-makers and may experience low trading volumes, thereby making them more difficult to sell. Small- and mid-size companies may also have less access to managerial and financial resources than larger, more established companies. As a result, they may be more sensitive to changing economic conditions, which could increase the volatility of the Fund’s portfolio returns. Generally, the smaller the company size, the greater the potential for the presence of market price volatility and liquidity risks in connection with its issued securities.

Risks of Investing in Foreign Securities   Investments in foreign (non-U.S.) securities involve risks in addition to those of U.S. securities. Foreign securities are generally more volatile and less liquid than U.S. securities, in part because of greater political and economic risks and because there is less public information available about foreign companies. Issuers of foreign securities are generally not subject to the same degree of regulations as are U.S. issuers. The reporting, accounting and auditing standards of foreign countries may differ, in some cases significantly, from U.S. standards. Investments in foreign securities can also incur currency risk where a decline in the value of foreign currencies relative to the U.S. dollar will reduce the U.S. dollar converted value of foreign securities denominated in those declining currencies.

Furthermore, with respect to certain foreign countries, there is a possibility of expropriation or confiscatory taxation, imposition of withholding taxes on dividend or interest payments, limitations on the removal of cash or other assets of the Fund, difficulty in obtaining or enforcing a court judgment, or political or social instability or diplomatic developments that could affect investments in those countries. Individual foreign economies also may differ favorably or unfavorably from the U.S. economy in such respects as growth of gross national product, rate of inflation, capital reinvestment, resource self-sufficiency, and balance of payments position.

Emerging Markets Risk   The Fund may invest in securities of issuers located in countries with emerging economies and/or securities markets. Numerous emerging market countries have experienced serious, and frequently continuing, economic and political problems. For example, some emerging market countries have experienced substantial rates of inflation and, in some cases, related currency devaluations. Stock markets in many emerging market countries are relatively small with low liquidity, expensive to trade and risky. Foreigners are often limited in their ability to invest in, and withdraw assets from, these markets. Additional restrictions may be imposed under emergency conditions.

Political Risk   The Fund may experience losses that are directly attributable to government actions or political events of any sort. Foreign countries may experience political or social instability or diplomatic developments that could affect investments in those countries and the value of the Fund’s investments.

Who May Want to Invest?

Consider investing in the Fund if you are:

•	seeking to add a growth component to your investment portfolio;

•	seeking some diversified investment returns related to non-U.S. real estate and real estate-related securities; or

•	seeking potentially higher long-term returns and are willing to accept the risks of investing in global real estate and real estate-related securities, including the loss of principal.

This Fund will not be appropriate for anyone:

•	pursuing a short-term goal or investing emergency reserves; or

•	seeking safety of principal.

Additional information about the Fund’s investment strategies, limitations and risks is described in the Fund’s SAI. The back cover of this prospectus explains how you can obtain a copy of the SAI.

Fund Performance

The bar chart and table below, which show the Fund’s annual total returns and long-term performance, provide some indication of the risks of investing in the Fund. The bar chart and performance table assume reinvestment of dividends and distributions. The Fund’s past performance, before and after taxes, does not necessarily indicate how it will perform in the future.

The following bar chart shows how the performance of the Fund has varied from year to year. Sales loads are not reflected in the bar chart. If sales loads were reflected, the returns would be less than those shown.

During the period shown in the bar chart, the highest quarterly return was -2.31% (for the quarter ended March 31, 2008) and the lowest quarterly return was -29.56% (for the quarter ended December 31, 2008).

The Fund’s Average Annual Total Returns for the Period Ended December 31, 2008

The table below shows how the average annual total returns of the Fund for one year and since inception compared to those of a selected market index.

After tax returns for the Fund are calculated using the historical highest individual federal marginal income tax rates and do not reflect the impact of state and local taxes. Actual after tax returns depend on the investor’s tax situation and may differ from those shown. After tax returns are not relevant to investors who hold their Fund shares through tax-deferred arrangements such as 401(k) plans or individual retirement accounts (“IRAs”). After tax returns are shown only for Class A shares. After tax returns for Institutional Class shares will vary.

	Past 1 Year	Since Inception (10/30/07)[1]
Class A Shares

Return Before Taxes	-45.91%	-47.32%

Return After Taxes on Distributions	-46.10%	-47.62%

Return After Taxes on Distributions and Sale of Fund Shares	-29.77%	-39.95%
Class C Shares[2]

Return Before Taxes	N/A	-48.30%
Institutional Class Shares

Return Before Taxes	-45.66%	-47.09%

FTSE EPRA/NAREIT Global Real Estate Index[3]	-47.72%	-48.01%

1 Represents commencement date of investment operations (i.e., began to invest in accordance with its investment objective).

2 Average Annual Total Returns for the Past 1 Year for Class C shares is not shown because all of the outstanding Class C shares were converted to Class A shares on December 30, 2008 and, as a result, Class C shares were not outstanding for the full calendar year. Since inception returns reflect the performance of Class C shares from October 30, 2007, the commencement of investment operations of the Fund, through December 30, 2008.

3 The FTSE EPRA NAREIT Global Real Estate Index is an index that tracks the performance of listed real estate companies and REITs worldwide. Index returns do not reflect deductions for fees, expenses and taxes.

FEES AND EXPENSES

The following tables describe the fees and expenses you may pay if you buy and hold Class A, Class C or Institutional Class shares of the Fund.

Shareholder Fees (fees paid directly from your investment)

	Class A	Class C1	Institutional Class
Maximum Sales Charge (Load) Imposed on Purchases	5.75%[2]	–	None

Maximum Deferred Sales Charge (Load)	None[3]	1.00%[4]	None

Redemption Fee[5]	1.00%	1.00%	1.00%

Maximum Account Fee	None	–	None

Annual Fund Operating Expenses (deducted from the Fund’s assets)

	Class A	Class C1	Institutional Class

Management Fee	1.00%	–	1.00%

Distribution (12b-1) Fees	0.25%	–	None

Other Expenses[6]	3.18%	–	3.18%

Total Annual Fund Operating Expenses	4.43%	–	4.18%

Waivers/Reimbursements[7]	2.63%	–	2.63%

Net Annual Fund Operating Expenses	1.80%	–	1.55%
[1]	All outstanding Class C shares were converted into Class A shares on December 30, 2008. The Fund is currently not accepting investments in Class C shares. See “Closure of Class C Shares.”

[2]

Lower sales charges are available depending upon the amount invested. See “Shareholder Information – Sales Charges – Class A Shares,” “Reduced Sales Charges – Class A Shares” and “Elimination of Initial Sales Charges – Class A Shares.”

[3]

A contingent deferred sales charge (“CDSC”) is a one-time fee that may be charged at the time of redemption. Under certain circumstances, if you redeem Class A shares within one year that were purchased with no initial sales charge as part of an investment of $1 million or more, then a 1.00% CDSC may apply. See “Shareholder Information – Class A Purchases Subject to Contingent Deferred Sales Charge” and see “Contingent Deferred Sales Charge Waivers – Class A Shares.”

[4]

Deferred Sales Charges are applied on Class C share redemptions that occur within one year of purchase. Deferred Sales Charges are in addition to any Redemption Fees that may apply. See “Sales Charges – Class C Shares” and see “Contingent Deferred Sales Charge Waivers – Class C Shares.”

[5]

A Redemption Fee is charged to shares redeemed within 75 calendar days of purchase. This fee does not apply to shares purchased through reinvested dividends or capital gains, or to shares held in certain omnibus accounts or retirement plans that cannot implement the fee, to redemptions of shares through systematic withdrawal plans and certain life events. For more information on the redemption fee, see the “Shareholder Information – Redemption Fee” section in this prospectus. Redemption fees are in addition to any CDSC that is imposed.

[6]

Other Expenses are based on estimated amounts for the current fiscal year. Other Expenses include operating expenses other than the management fee and distribution (12b-1) fee. Other Expenses also include Acquired Fund Fees and Expenses ("AFFE"). AFFE reflect the pro-rata portion of the fees and expenses charged by any underlying funds in which the Fund invests, including money market funds and exchange traded funds (ETFs). For the Fund, AFFE are estimated to be 0.00% for the fiscal year ending December 31, 2009.

[7]

The Adviser has contractually agreed to waive its fee and/or reimburse Class A shares Fund expenses to the extent that the total annual fund operating expenses exceed 1.80% (“Class A Expense Limit”), Class C shares Fund expenses to the extent that the total annual fund operating expenses exceed 2.55% (“Class C Expense Limit”) and Institutional Class shares Fund expenses to the extent that the total annual fund operating expenses exceed 1.55% (“Institutional Class Expense Limit”) through April 30, 2010. The expense limits exclude certain non-routine and other expenses or costs. See the Statement of Additional Information for details. The Fund has agreed to repay the Adviser for amounts waived or reimbursed by the Adviser under the expense limitation agreement subject to the following conditions: if the estimated Class A shares, Class C shares or Institutional Class shares Fund expenses for the fiscal year are less than the corresponding Class A, Class C or Institutional Class Expense Limit for that year, subject to approval by the Board, the Adviser is entitled to reimbursement by the Fund, in whole or in part, of the advisory fees waived or reduced and other payments remitted by the Adviser to the Fund. The total amount of reimbursement to which the Adviser may be entitled (the “Reimbursement Amount”) is equal to the sum of all advisory fees previously waived or reduced by the Adviser and all other payments remitted by the Adviser to the Fund during any of the previous three (3) fiscal years, less any reimbursement previously paid by the Fund to the Adviser with respect to such waivers, reductions, and payments. The Reimbursement Amount does not include any additional charges or fees whatsoever, including, e.g., interest accruable on the Reimbursement Amount.

Cost Example

This example is intended to help you compare the cost of investing in the Fund with the cost of investing in other mutual funds.

The example assumes that you invest $10,000 in the Fund for the time periods indicated and then redeem all of your shares at the end of those periods. The example also assumes that your investment has a 5% return each year and that the Fund’s operating expenses (as a percentage of net assets) remain the same as shown above and include the effect of contractual fee waivers and expense reimbursements for the period of the contractual commitment. Although your actual costs may be higher or lower, based on these assumptions your costs would be:

	1 Year	3 Years	5 Years	10 Years
Class A

Assuming Redemption	$747	$1,614	$2,491	$4,726

Assuming no Redemption	$747	$1,614	$2,491	$4,726

	1 Year	3 Years	5 Years	10 Years
Class C*

Assuming Redemption	–	–	–	–

Assuming no Redemption	–	–	–	–

	1 Year	3 Years	5 Years	10 Years
Institutional Class

Assuming Redemption	$158	$1,030	$1,916	$4,196

Assuming no Redemption	$158	$1,030	$1,916	$4,196
*	The Fund is currently not accepting investments in Class C shares. See “Closure of Class C shares.”

The above example should not be considered a representation of past or future expenses or performance. Because this example is hypothetical and for comparison purposes only, your actual costs are likely to be different.

MANAGEMENT

The business of the Trust and the Fund is managed under the oversight of the Board. The Board oversees the Fund and meets periodically to review the Fund’s performance, monitor investment activities and practices, and discuss other matters affecting the Fund. Additional information regarding the Board, as well as the Trust’s executive officers, may be found in the SAI.

Adviser

CNL Fund Advisors Company is the Fund’s investment manager. While the Adviser’s experience operating a mutual fund is limited to its management of the Fund since the Fund’s inception on October 26, 2007, affiliates of the Adviser have extensive experience in the real estate investment management industry, including the management of real estate investment trusts. The Adviser is an indirect wholly owned subsidiary of CNL Financial Group, Inc. (“CNL”), one of the nation’s largest privately held real estate investment and development companies. Headquartered in Orlando, Florida, CNL is a sponsor of a wide array of investment products. Since its inception in 1973, CNL and its affiliates have formed or acquired companies with more than $23 billion in assets, including hotel, retail, restaurant, seniors' housing and lifestyle properties as of December 31, 2008.

Sub-Adviser

The Sub-Adviser is a subsidiary of CB Richard Ellis Investors, LLC, a global real estate investment management firm with approximately $38 billion in “Assets under Management,” including assets under management by global affiliates that do not offer investment management services in the United States or to U.S. clients, as of December 31, 2008. The term “Assets under Management” generally refers to the properties and other assets with respect to which CB Richard Ellis Investors, LLC provides (or participates in) oversight, investment management services and other advice, and which generally consist of real estate properties or loans, securities portfolios and investments in operating companies and joint ventures.

CB Richard Ellis Investors, LLC is an indirect wholly-owned subsidiary of CB Richard Ellis Group, Inc., one of the world’s largest publicly held commercial real estate services firms (in terms of 2008 revenues). The Sub-Adviser is focused on managing exchange-listed global real estate securities portfolios on behalf of investors. The Sub-Adviser has dedicated real estate securities investment management offices located in Baltimore, London, Sydney, and Tokyo. The Sub-Adviser’s principals have an average of fourteen years of investment experience related to the investment management of listed domestic and global real estate securities portfolios. The Sub-Adviser was formed in 2004 and had approximately $1.5 billion of assets under management as of December 31, 2008. The Sub-Adviser’s principal business location is 250 West Pratt Street, Baltimore, Maryland 21201.

Distributor

Foreside Fund Services, LLC (“Foreside”) is the Fund’s distributor and principal underwriter. Foreside is located at Three Canal Plaza, Suite 100, Portland, Maine 04101. As distributor, Foreside acts as the Fund’s agent to offer and sell shares of the Fund to the public. Foreside has appointed CNL Securities Corp. as National Sales and Marketing Agent to assist Foreside in the promotion of the Fund. Foreside pays CNL Securities Corp. for its services out of the portion of the initial sales charges and non-shareholder servicing distribution (12b-1) fees received and retained by Foreside, if any. Additional detail about the arrangement between Foreside and CNL Securities Corp. is included in the SAI. CNL Securities Corp. is a registered broker-dealer and is affiliated with the Adviser.

Adviser’s Fee

The Adviser receives an advisory fee from the Fund at an annual rate of 1.00% of the Fund’s average daily net assets. The Fund paid no management fee to the Adviser for the fiscal year ended December 31, 2008 since the Adviser waived the entire amount of its management fee payable by the Fund pursuant to the expense limitation agreement. The Adviser pays the Sub-Adviser 50% of its advisory fee. Details on the Sub-Adviser’s fee are included in the SAI. A discussion summarizing the basis on which the Board approved a) the investment advisory agreement between the Trust and the Adviser and b) the sub-advisory agreement between the Trust, the Adviser and the Sub-Adviser, with respect to the Fund will be included in the Fund’s semi-annual report to shareholders.

Portfolio Managers of the Fund

Jeremy Anagnos, Steve Carroll, and William Morrill serve as the Fund’s portfolio managers and share responsibilities for the day-to-day management of the Fund’s investment portfolio. Mr. Anagnos, Mr. Carroll, and Mr. Morrill have 63 years of combined experience with investment management firms specializing in domestic and global real estate securities, and 40 years of combined experience serving in the capacity as portfolio managers of listed U.S. domestic and global real estate securities accounts and they are responsible for managing the Sub-Adviser’s Global REIT Team.

Jeremy Anagnos has served as portfolio manager of the Fund since the Fund’s inception. Mr. Anagnos has served as Co-Chief Investment Officer and Managing Director of the Sub-Adviser since 2004. Prior to that, Mr. Anagnos was the Head of Real Estate Equities Research at Deutsche Bank in London from 2000-2004 and was an Assistant Portfolio Manager working with

Mr. Carroll in Europe and a REIT Analyst in the United States at LaSalle Investment Management (Securities) (“La Salle”) from 1997 through 2000. Mr. Anagnos has a degree in Finance from Boston College and holds the Chartered Financial Analyst designation. Mr. Anagnos is primarily responsible for the investment management activities and securities selection of companies located in Europe. Mr. Anagnos has 11 years experience within the field of real estate securities investment management and 6 years as a portfolio manager of listed real estate securities accounts.

Steve Carroll has served as portfolio manager of the Fund since the Fund’s inception. Mr. Carroll has served as Co-Chief Investment Officer and Managing Director of the Sub-Adviser since 2004. Prior to that, Mr. Carroll was employed by LaSalle from 1994 through 2004 and served as LaSalle’s Global Portfolio Manager, Regional Portfolio Manager-Europe, and Senior Analyst-U.S. Mr. Carroll is a Certified Public Accountant licensed in the State of California. He graduated from the University of California, Los Angeles with a B.A. degree in Economics and he currently serves on the North American Index Committee for the FTSE EPRA/NAREIT Property Securities Index. He is also a member of NAREIT (National Association of Real Estate Investment Trusts). Mr. Carroll is primarily responsible for the investment management activities and securities selection of companies located in Asia Pacific. Mr. Carroll has 15 years experience within the field of real estate securities investment management and 10 years as a portfolio manager of listed real estate securities accounts.

William Morrill has served as portfolio manager of the Fund since the Fund’s inception. Mr. Morrill has served as Managing Director of the Sub-Adviser and Chairman of the Sub-Adviser’s Global Securities Advisory Committee since late 2006. Between 2004 and 2006, Mr. Morrill served as portfolio manager to Brown Investment Advisory & Trust Company. Prior to joining Brown in 2003, Mr. Morrill was a Managing Director and Chief Executive Officer of LaSalle since 1995 and the head of the real estate securities operations of its predecessor company since 1985. Mr. Morrill has a B.A. from Johns Hopkins University and a Masters of Business Administration from Harvard Business School. Mr. Morrill is primarily responsible for the investment management activities and securities selection of companies located in North America. Mr. Morrill has 37 years experience within the field of real estate securities investment management and 24 years as a portfolio manager of listed real estate securities accounts.

The SAI provides additional information about the portfolio managers’ compensation, other accounts managed by the portfolio managers, and the portfolio managers’ ownership of Fund shares.

SHAREHOLDER INFORMATION

This section explains how Fund shares are priced, how to buy and sell shares, the different types of accounts you can establish with the Fund, the services and features you can establish on your account, and account fees and policies that may apply to your account. Account policies (including fees), services, and features may be modified or discontinued without shareholder approval or prior notice.

Good Order

As discussed in detail below in connection with requests to purchase and redeem Fund shares, the phrase good order means that the request must include:

•

An instruction specifying the number of shares or dollar amounts to be purchased or redeemed, signed by all registered owners of the shares in the exact names in which they are registered or, with respect to orders placed by a Service Agent (defined below), transmitted through the FUND/Serv system of the National Securities Clearing Corp. (NSCC) or by other means acceptable to the Fund or its transfer agent;

•	A signature guarantee under the circumstances described in “Signature Guarantees” below;

•	Any other necessary legal documents, if required, in the case of estates, trusts, guardianships, custodians, corporations, pension and profit sharing plans and other organizations; and

•	Payment for shares that are being purchased.

See also “Customer Identification and Anti-Money Laundering” below.

Eligible Investors for Institutional Class Shares

Institutional Class shares are only offered, subject to the minimum initial purchase requirements stated below, to the following groups of investors (referred to herein as “Eligible Investors”):

•

a bank, trust company, insurance company or similar financial institution investing for its own account or for the account of its bank-trust-insurance company customers for whom such financial institution is exercising investment discretion or acts as agent in purchasing Institutional Class shares, except where the investment is part of a program that requires payment to the financial institution of a Rule 12b-1 Plan fee;

•	a registered investment advisor or financial planner purchasing on behalf of clients and charging an asset-based or hourly fee;

•	a current or former director or trustee of The CNL Funds;

•

an associate/employee, the associate's/employee’s spouse or life partner and children or stepchildren age 21 or younger of: a) CNL Financial Group and its affiliates; or b) a sub-advisor to any fund in the family of The CNL Funds; or c) a broker-dealer authorized to sell shares in the fund family of The CNL Funds;

•	institutional advisory accounts of the Advisor or its affiliates and related employee benefit plans and rollover IRAs;

•

retirement plans introduced by persons not associated with brokers or dealers that are primarily engaged in the retail securities business and rollover individual retirement accounts (IRA) from such plans;

•	qualified pension and profit sharing plans;

•	endowment funds, educational, religious or charitable foundations and corporations;

•	tax-exempt employee benefit plans of the Advisor or its affiliates and securities dealer firms with a selling agreement with the Distributor; and

•	such other institutional investors and financial intermediaries that qualify for the minimum purchase amount and are approved by the Advisor.

Investment Minimums

	Minimums	Regular Account	Retirement Account
Class A and C Shares*	To Open an Account	$2,000	$2,000
	To Add to an Account	$100	$100
Institutional Class Shares	To Open an Account	$100,000	$100,000
	To Add to an Account	$10,000	$10,000
*	The Fund is currently not accepting investments in Class C shares. See “Closure of Class C shares.”

Types of Accounts

You may purchase and redeem Class A shares and Class C shares of the Fund, and Eligible Investors may purchase and redeem Institutional Class shares of the Fund, through certain financial institutions that have entered into a dealer agreement with the Distributor or a shareholder servicing arrangement with the Trust. Certain shareholders may also purchase and redeem Class A shares, Class C shares and Institutional Class shares of the Fund directly through the Trust’s transfer agent. The following sections describe both types of accounts.

The Trust reserves the right to change these minimum investment requirements.

Accounts Held Through Service Agents

Shares of the Fund may be purchased or redeemed through a broker-dealer, bank or other financial intermediary or an organization that provides recordkeeping and consulting services to 401(k) plans or other employee benefit plans which have established shareholder servicing relationships with the Fund on behalf of their customers (collectively, “Service Agents”). Such Service Agents are authorized to designate other financial intermediaries to receive purchase and redemption orders on behalf of the Fund. The Fund will be deemed to have received a purchase or redemption order when an authorized Service Agent or, if applicable, a Service Agent’s authorized designee, receives the order. Accounts opened through Service Agents may be subject to different investment minimums for initial and subsequent purchases.

•

Service Agents may impose additional or different conditions on purchases or redemptions of Fund shares and may charge transaction or other account fees. Shareholders who are customers of Service Agents should consult their Service Agent for information regarding these fees and conditions. Your Service Agent can provide you with more information about these fees.

•

Certain Service Agents may enter into agreements with the Trust or its agents that permit them to confirm orders for their customers by phone with payment to follow in accordance with the procedures of the Fund’s transfer agent. If the transfer agent does not receive payment, the transaction may be cancelled and the Service Agent could be held liable for resulting fees or losses.

•

Once you have established an account through a Service Agent, any subsequent transactions or inquiries with respect to the account must be made through such Service Agent unless you establish a separate account directly with the transfer agent. See “Direct Accounts” below.

•

The Service Agent through which you purchase your shares may receive all or a portion of the sales charges and Rule 12b-1 distribution fees associated with Class A shares and Class C shares of the Fund, as discussed in the “Choosing a Share Class” section below. Service

Agents may also receive other compensation from the Fund for providing administrative and shareholder recordkeeping services as well as compensation from the Adviser or other Fund affiliate for providing distribution support or other services. The amounts of this additional compensation may be based on the total number of a firm’s customers or the total assets of such firms’ customers invested in the Fund. If the total amount paid to your Service Agent by the Fund, its agents or other Fund affiliates is higher than the amount the Service Agent receives from other mutual fund companies or sponsors of other financial products, your Service Agent may have an incentive to recommend the Fund over such other funds or financial products. Please speak with your financial adviser at your Service Agent to learn more about the total amounts paid to your financial adviser and his or her firm by the Fund and/or its agents and by sponsors of other mutual funds and financial products he or she may recommend to you. You should also review disclosures made by your financial adviser at the time of purchase.

Direct Accounts

Only certain persons or groups of persons may invest in the Fund directly by contacting the Fund’s transfer agent (“Direct Accounts”). Persons qualified to establish Direct Accounts include the following:

•

Directors, officers and full-time employees of the Adviser and its affiliates, the spouse, sibling, direct ancestor or direct descendent (collectively, “relatives”) of any such person; any trust or individual retirement account or self-employed retirement plan for the benefit of any such person or relative; or the estate of any such person or relative.

•	Directors, officers and full-time employees of the Sub-Adviser or its parent, CB Richard Ellis Investors, LLC.

•	Trustees and officers of the Trust.

In order to establish a direct account for the purchase of Institutional Class shares, Eligible Investors must provide a) a valid U.S. social security number or U.S. taxpayer identification number and b) a U.S. address, including U.S. territories. Persons eligible to establish Direct Accounts for the purchase of Class A shares or Class C shares (if offered for sale by the Fund) may do so by establishing one or more Regular Accounts or Retirement Accounts, as described below.

Regular Accounts

•	Individual or Joint Ownership. You must include the name, birth date and Social Security number of each owner on the Account Application.

•

Gift or Transfer to Minor (UGMA/UTMA). An UGMA/UTMA account is a custodial account managed for the benefit of a minor. To open this type of an account, you must include the custodian’s and minor’s names, birth dates, and Social Security numbers on the Account Application.

•

Trust. An established trust can open an account. You must include the name, birth date, and Social Security number of each trustee, together with the name of the trust, and the date of the trust agreement. You must also include a copy of the first, last and signature pages of the trust agreement.

Retirement Accounts

•

Traditional or Roth IRA. Retirement plans protect investment income and capital gains from current taxes. Contributions to these accounts may be tax deductible. Retirement accounts require special account applications (IRA kits).

•	Simplified Employee Pension Plan (SEP). SEPs allow small business owners (including sole proprietors) to make tax-deductible contributions for themselves and any other eligible employees.

Purchasing Shares

•

Your purchase request will be processed at the net asset value per share (“NAV”) next calculated after your order is received in good order (as defined in “Shareholder Information – Good Order” above) by the transfer agent. In other words, purchase orders received before the close of the regular trading session of the New York Stock Exchange (“NYSE”) (generally 4:00 p.m. Eastern Time) will be invested at the NAV calculated after the NYSE closes on that day; purchase orders received after the close of the NYSE will be executed at the NAV computed on the next day the NYSE is open.

•

If you purchase shares through a Service Agent and the Service Agent, or a Service Agent’s authorized designee, receives your order in good order before the close of the regular trading session of the NYSE and promptly transmits the order to the transfer agent then your purchase order will be deemed to have been received by the Fund on the day you place your order. The Service Agent is responsible for promptly transmitting purchase orders to the Fund in good order so that you may receive the same day’s NAV.

•	Purchases must be in U.S. dollars.

•	You may pay for shares of the Fund by check or by wire transfer.

•

The Fund does not accept cash, credit cards, money orders, starter checks, third-party checks, travelers’ checks, checks drawn on banks outside the U.S., or other checks deemed to be high risk by the transfer agent.

Purchasing Shares by Mail through Direct Accounts

Complete and sign an Account Application and mail it with a check made payable to “The CNL Funds” to one of the following addresses:

The CNL Funds

c/o Boston Financial Data Services, Inc.

P.O. Box 8044

Boston, MA 02266-8044

Or via overnight mail:

The CNL Funds

c/o Boston Financial Data Services, Inc.

30 Dan Road

Canton, MA 02021

You can obtain an Account Application and IRA kit (if applicable), along with the prospectus by calling 1-888-890-8934 or visiting the Fund’s website at www.thecnlfunds.com.

Purchasing Shares by Wire through Direct Accounts

You may also purchase shares of the Fund by wiring money from your bank account to the Fund. Call the transfer agent at 1-888-890-8934 to receive wiring instructions.

Automatic Investment Plan

This Plan provides a convenient method to have monies deducted from your bank account for investment into the Fund on a regular basis. Once your account has been opened with the applicable initial minimum investment, you may make automatic investments with a minimum of $100 in the Fund from your bank account if the bank is a member of the Automated Clearing House (ACH) network. To begin participating in this Plan, complete the Automatic Investment Plan section on the account application or call the transfer agent at 1-888-890-8934. Any request to change or terminate your Automatic Investment Plan should be submitted to the transfer agent 5 days prior to effective date. The Fund may modify or terminate this option at any time, or may charge a service fee. Only shareholders of Class A shares or Class C shares may participate in the Automatic Investment Plan.

Customer Identification and Anti-Money Laundering

To help the U.S. Government fight the funding of terrorism and money laundering activities, the USA PATRIOT Act of 2001 (the “PATRIOT Act”) and federal regulations require financial institutions, including mutual funds, to obtain, verify and record information that identifies each person who opens a new account, and to determine, among other things, whether such person’s name appears on U.S. Government lists of known or suspected terrorists and terrorist organizations. Accordingly, the following information is required to open an account, whether directly with the Fund or through a Service Agent:

•	Name;

•	Date of birth;

•	Permanent street address (a mailing address containing a P.O. Box will not be accepted for purposes of opening an account); and

•	U.S. Social Security number, taxpayer identification number, or other identifying number.

Opening an Account

When you open an account in order to comply with the PATRIOT Act, the transfer agent will verify certain information on your Account Application. As requested on the Account Application, be sure to provide the information listed above. You may be asked to provide certain other documentation (such as a driver’s license or a passport) in order to verify your identity. Additional information may be required to open accounts for corporations and other non-natural persons.

If you do not supply the necessary information, the transfer agent may not be able to open your account. Please contact the transfer agent if you need additional assistance when completing your Account Application. If the transfer agent is unable to verify your identity or that of another person authorized to act on your behalf, or if it believes it has identified potentially criminal activity, the transfer agent reserves the right to close your account or take any other action it deems reasonable or required by law.

A Service Agent is also required to comply with the PATRIOT Act when opening an account. The Service Agent will follow its own anti-money laundering and customer identification procedures when opening an account.

The ability of the Trust or its agents to verify customer identification through omnibus accounts is limited, and there is no guarantee that the Trust or its agents will be able to identify shareholders who may be engaging in money laundering activities through omnibus accounts or to curtail such activities. The Trust is provided representations from the participating brokers that they conduct similar verifications under the Patriot Act for these omnibus accounts.

Selling (Redeeming) Shares

•	You may redeem all or a portion of your Fund shares on any day the Fund calculates its share price, as described in “How Fund Shares are Priced” below.

•

Your redemption request will be processed at the NAV next calculated after the transfer agent receives all required documents in good order (as defined in “Shareholder Information – Good Order” above).

•

If you place a redemption order through a Service Agent, the Service Agent must receive your order before the close of the regular trading session of the NYSE and promptly transmit the order to the Fund’s transfer agent for your redemption order to be effective on the day you place your order. The Service Agent is responsible for promptly transmitting redemption orders to the Fund in good order so that you may receive the same day’s NAV.

Redemption Fee

•

The Fund will charge a redemption fee of 1.00% of the total redemption amount if you sell your shares after holding them for less than 75 calendar days subject to certain exceptions and limitations as described below. The redemption fee is paid directly to the Fund and is designed to offset brokerage commissions, market impact and other costs of the Fund associated with short-term trading of Fund shares. For purposes of determining whether the redemption fee applies, the shares that were held the longest will be redeemed first. The redemption fee will not apply to shares representing the reinvestment of dividends and capital gains distributions. The redemption fee may also not apply on certain types of accounts, such as certain omnibus accounts or retirement plans or other accounts to which application of the redemption fee is not technologically feasible. The redemption fee may also not apply to redemptions that do not indicate market timing strategies, such as redemptions of shares through systematic withdrawal plans, redemptions requested within 30 days following the death or disability of the shareholder, redemptions requested pursuant to minimum required distributions from retirement plans or redemptions initiated by the Fund. For Class A shares and Class C shares, the redemption fee will be imposed in addition to any CDSC that may also apply to the shares redeemed.

Selling Shares by Mail through Direct Accounts

To sell shares from a direct account by mail, send requests to sell shares directly to the transfer agent at the address referenced above under “Purchasing Shares by Mail through Direct Accounts.” Redemption requests made by fax are not acceptable. Your redemption request will be processed at the Fund’s NAV next calculated after the transfer agent receives all required documents in good order.

Selling Shares by Telephone through Direct Accounts

To sell shares from a direct account by telephone you must:

•	Pre-establish the telephone redemption privilege and wiring instructions (if applicable) by completing the appropriate section of the Account Application; and

•	Call the transfer agent at 1-888-890-8934 by the close of the regular trading session of the NYSE (normally 4:00 PM Eastern time).

The transfer agent will employ reasonable procedures to confirm that instructions received by telephone are valid. The Fund and the transfer agent will not be responsible for any losses resulting from unauthorized transactions when procedures reasonably designed to verify the identity of the caller are followed. Please note that the telephone redemption privilege is not available for IRA accounts.

Systematic Withdrawal Plan

Shareholders of Class A shares and Class C shares with a balance of $25,000 or more may choose to participate in the Fund’s Systematic Withdrawal Plan. This option allows you to make regular automatic withdrawals from your account. Withdrawals are processed on the 10th day of each month. To establish a Systematic Withdrawal Plan, you must complete the corresponding section on the Account Application. You may cancel your participation or change the amount of withdrawal at any time by calling the transfer agent at 1-888-890-8934 or by written notification.

You can receive automatic payments from your account on a monthly, quarterly, semi-annual or annual basis. The minimum withdrawal is $50. To activate this feature:

•	Make sure you’ve checked the appropriate box on the Account Application. Or call 1-888-890-8934.

•	Minimum balance required to start this program is $25,000.

•	Include a voided personal check.

•	If the value of your account falls below $1,000, you may be asked to add sufficient funds to bring the account back to $1,000, or the Fund may close your account and mail the proceeds to you.

•	It may take up to 10 business days to activate the automatic withdrawal plan with your designated bank.

The Fund may modify or terminate this option at any time, or may charge a service fee.

Signature Guarantees

A signature guarantee assures that a signature is genuine and is intended to protect shareholders from unauthorized account transfers. A signature guarantee is required if any of the following is applicable:

•	You request a redemption that exceeds $100,000.

•	You would like a check made payable to anyone other than the shareholder(s) of record.

•	You would like a check mailed to an address that has been changed within 10 days of the redemption request.

•	You would like a check mailed to an address other than the address of record.

•	Establishing certain services after the account is opened.

The Fund reserves the right to require a signature guarantee under other circumstances or to reject or delay the processing of any redemption request on certain legal grounds. See “Emergency Circumstances” below.

Signature guarantees can be obtained from most domestic banks, credit unions or savings associations, or from broker-dealers, national securities exchanges, registered securities exchanges, registered securities associations, clearing agencies, or other financial institutions that participate in a Medallion program recognized by the Securities Transfer Association. Signature guarantees from financial institutions who do not participate in a Medallion program will not be accepted. Notary publics cannot provide signature guarantees.

Involuntary Redemption

The Fund reserves the right to redeem the shares held in any account if the account balance falls below the minimum initial investment requirement. Your account will not be closed if the drop below the minimum initial investment requirement is due to share price fluctuations; however, the Fund reserves the right to redeem the shares held in the account if your account balance drops below $1,000. You will be given at least 60 days’ written notice before involuntary redemptions are made. You may purchase shares to bring your account balance above the minimum during the 60-day grace period.

Redemptions-In-Kind

The Fund reserves the right, if conditions exist which make cash payments undesirable, to honor any request for redemption by making payment in whole or in part in readily marketable securities chosen by the Fund and valued as they are for purposes of calculating the Fund’s NAV. If a payment is made in securities, a shareholder may incur transaction expenses in converting these securities to cash.

Additional Redemption Information

Payment for redeemed Class A shares and Class C shares will normally be made on the next business day after redemption, but no later than seven days after the transaction. However, redemption proceeds for shares newly purchased with a check may be delayed up to 15 days after the purchase of the shares, pending verification that your check has cleared. Please note that the Fund seeks to prohibit short-term trading, as described under “Frequent Purchases and Redemptions of Fund Shares” below, and if you redeem newly purchased shares, the Fund reserves the right to reject any future purchase orders from you.

The transfer agent will wire redemption proceeds only to a pre-established bank account. During periods of significant economic or market changes, telephone redemptions may be difficult to implement. If you are unable to contact the transfer agent by telephone at 1-888-890-8934, the redemption request may be delivered to the transfer agent at the address referenced above under “Purchasing Shares by Mail through Direct Accounts.”

How Fund Shares are Priced

•

The Fund’s share price, or NAV, changes daily. The price of shares you wish to purchase or redeem will be determined the next time the Fund’s share price is calculated after the transfer agent receives your request in good order (as defined in “Shareholder Information – Good Order” above).

•	The Fund’s share price is calculated by dividing the value of all securities and other assets owned by the Fund, less the liabilities of the Fund, by the number of Fund shares outstanding.

•	The Fund’s share price is calculated for each class of shares as of the close of trading on the NYSE (generally 4:00 p.m. Eastern Time) each day the NYSE is open.

•

The Fund’s share price will not be calculated on holidays the NYSE observes, including New Year’s Day, Martin Luther King, Jr. Day, Presidents’ Day, Good Friday, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day. NYSE holiday schedules are subject to change without notice. The NYSE may close early on the day before each of these holidays and the day after Thanksgiving and Christmas.

•

The Fund’s investments are primarily valued using market quotations. Debt securities (other than short-term instruments) are valued at prices furnished by a pricing service, subject to review and possible revision by the Adviser’s Pricing Committee. Short-term instruments maturing within 60 days are valued at either original cost or amortized cost, both of which approximate current market value.

•

In general, the market quotations used to price the Fund’s equity investments are based on the last quoted sale price from the exchange or market on which the investment is principally traded, up to the time of valuation, except for securities trading on the NASDAQ Stock Market, the value is the NASDAQ Official Closing Price (“NOCP”), unless the NOCP is not available, in which case the value is the Consolidated Closing Price (“CCP”) reported by NASDAQ.

•

Trading in foreign securities may be completed at times that vary from the closing of the NYSE. The Fund values foreign securities at the latest closing price on the exchange on which they are traded immediately prior to the closing of the NYSE. Certain foreign currency exchange rates may also be determined at the latest rate prior to the closing of the NYSE. Foreign securities quoted in foreign currencies are translated into U.S. dollars at current rates. Foreign securities may trade in their primary markets on weekends or other days when the Fund does not price its shares. Therefore, the value of the Fund’s portfolio may change on days when shareholders will not be able to buy or redeem shares.

•

If market prices are not readily available for any securities in which the Fund has invested, those securities will be valued at fair value by or under the supervision of the Fund’s Board and in accordance with Board-approved Valuation Policies and Procedures. These circumstances include, among others, the lack of available quotations for restricted or illiquid securities; trading halts in securities; and the Adviser’s Pricing Committee determination that a significant event has occurred after the close of a security’s primary exchange or market (for example, a foreign exchange or market), but before the time the Fund’s share price is calculated, which will have a material effect on the value of the security.

•

The Fund’s investments in securities of smaller companies are more likely to require a fair value determination because they are more thinly traded and less liquid than securities of larger companies. Similarly, the Fund’s investments in foreign securities are more likely to require a fair value determination because, among other things, the primary securities exchanges for most foreign securities close before the Fund values its securities. The earlier close of those foreign securities exchanges gives rise to the possibility that significant events may have occurred in the interim.

•

Despite the Fund’s best efforts, there is an inherent circumstance and risk that the fair value price assigned to some of the Fund’s investments may be higher or lower than the price the Fund would have received if it had sold those investments on securities exchanges, when open for trading.

See the SAI for more detailed information.

Frequent Purchases and Redemptions of Fund Shares

The Fund is intended to be a long-term investment vehicle and is not designed to provide investors with a means of speculation on short-term market movements. Short-term trading (“market timing”) involves redeeming Fund shares shortly after purchasing them or frequent purchases and redemptions (“excessive trading”) of Fund shares, both of which may harm long-term shareholders of the Fund by diluting the value of Fund shares held by long-term shareholders, interfering in the efficient management of the Fund’s portfolio, and increasing brokerage and administrative costs. Accordingly, the Fund’s Board has adopted a policy pursuant to which the Fund seeks to prohibit market timing and to discourage excessive trading. The Fund or its agents may reject, without any prior notice, any purchase orders by any investor or group of investors, including purchase orders that the Fund or its agents believe are attributable to market timers or are otherwise excessive or potentially disruptive to the Fund. Orders placed by investors in violation of the market timing or excessive trading policies may be revoked or cancelled, without prior notice, by the Fund on the next business day after receipt of the order. Transactions placed by shareholders through omnibus accounts held by Service Agents or other financial intermediaries may be rejected, without prior notice, in whole or in part by the Fund.

Steps that the Fund has taken to seek to identify and discourage frequent trading include periodically reviewing individual shareholder trading activity to identify shareholders who are making excessive transactions or otherwise trading inappropriately. The Trust or its agent has entered or will enter into an agreement with certain Service Agents, pursuant to which the Service Agent is obligated to provide individual shareholder transaction information to the Trust or its agents for the purpose of monitoring individual shareholder trading activity. These agreements will aid the Trust and its agents in monitoring the trading activity of beneficial owners of Fund shares who hold those shares through third-party 401(k) and other group retirement plans and other omnibus arrangements maintained by Service Agents. However, due to the complexity and subjectivity involved in identifying market timing or excessive trading activity, the variety of strategies to avoid detection, and the volume of Fund shareholder transactions, there can be no guarantee that the Fund will be able to identify and restrict shareholders engaged in such activity.

In addition to trade monitoring, the redemption fee is another means by which the Trust attempts to discourage frequent trading. The Trust cannot directly monitor redemption fees that are applied to trades placed through omnibus accounts and, in these circumstances, must rely on the Service Agents to properly apply the redemption fee. The redemption fee may not apply on certain types of accounts to which the application of the redemption fee is not technologically feasible.

Closure of Class C Shares

The Fund is currently not accepting investments in Class C shares.

The Board of Trustees of the Fund approved a plan to reclassify Class C shares of the Fund as Class A shares of the Fund (the "Reclassification"), effective December 30, 2008 (the “Effective Date”). As a result of the Reclassification, each outstanding Class C share was automatically reclassified as Class A shares of the Fund, with an aggregate net asset value equal to the aggregate net asset value of the Class C shares so exchanged. Any applicable short term redemption/exchange fees or contingent deferred sales charge attributable to Class C shares or sales charge attributable to Class A shares were waived for shares exchanged or acquired in connection with the Reclassification. Although each Fund’s Class A shares are generally sold with an initial sales charge, holders of Class C shares that are converted into Class A shares were permitted to purchase additional Class A shares of such Fund without an initial sales charge. The Reclassification was tax-free for federal income tax purposes. The Fund may in the future re-commence the offer of Class C shares.

Choosing a Share Class

The Fund presently offers two classes of shares through this Prospectus, each of which is designed for specific investors. Although Class C shares are described in this Prospectus, Class C shares are not presently offered by the Fund. You should carefully consider the differences in the fee and sales charge structures as well as the length of time you wish to invest in the Fund before choosing which class to purchase. Please review the fees and sales charges of Class A and Institutional Class shares of the Fund before investing. This information is also available on the Fund’s website at www.thecnlfunds.com (Go to Forms & Literature, view the section Other Information, and click on the link to the file “How to Choose Share Class & Class A Share Sales Charges). You may also want to consult with a financial professional to help you determine which class is most appropriate for you. The following is a summary of the differences between Class A shares, Class C shares and Institutional Class shares of the Fund:

	Class A	Class C*	Institutional Class
Class Availability	• Designed for retail investors and certain employee-directed benefit plans • Available through Service Agents	• Designed for retail investors and certain employee-directed benefit plans • Available through Service Agents

•        Designed for institutional investors, registered investment advisors or financial planners, retirement plans and rollover individual retirement accounts (IRA) from such plans, qualified pension and profit sharing plans, endowment funds, educational, religious or charitable foundations and corporations, and other institutional investors and financial intermediaries

•        Available through Service Agents

Sales Charge (Load)

•        Maximum initial sales charge of 5.75%

•        Reductions or waivers of initial sales charge available for certain investors

•        No initial sales charge on purchases of $1 million or more

•        CDSC of 1.00% on purchases of $1 million or more may be imposed on shares redeemed within 12 months of purchase

		• No initial sales charge • CDSC of 1.00% of the purchase amount may apply • Waivers of the CDSC available in certain circumstances	• No initial or contingent deferred sales charge
Distribution (12b-1) Fee	• Rule 12b-1 distribution/service fee equal to 0.25% of Class A shares’ average daily net assets	• Rule 12b-1 distribution/ service fee equal to 1.00% of Class C shares’ average daily net assets	• No Rule 12b-1 distribution/service fee
Fund Expenses	• Higher annual expenses than Institutional Class shares	• Higher annual expenses than Class A shares	• Lower annual expenses than Class A shares and Class C shares
*	The Fund is currently not accepting investments in Class C shares. See “Closure of Class C shares.”

The following sub-sections summarize information you should know regarding sales charges applicable to purchases of Class A shares and Class C shares of the Fund.

Sales Charges – Class A Shares

An initial sales charge is assessed on purchases of Class A shares as follows:

Your Investment	Sales Charge as a % of Public Offering Price[1]	Sales Charge as a % of Net Amount Invested	Dealer Reallowance %
Less than $50,000	5.75%	6.10%	5.00%
$50,000 but less than $100,000	5.00%	5.26%	4.25%
$100,000 but less than $250,000	4.00%	4.17%	3.25%
$250,000 but less than $500,000	3.00%	3.09%	2.50%
$500,000 but less than $750,000	2.50%	2.56%	2.25%
$750,000 but less than $1,000,000	2.00%	2.04%	1.75%
$1,000,000 but less than 2,500,000[2,3]	0.00%	0.00%	1.00%
$2,500,000 but less than $5,000,000[2,3]	0.00%	0.00%	0.50%
$5,000,000 and above[2,3]	0.00%	0.00%	0.25%
[1]	The Public Offering Price for Class A shares is the amount that you actually pay for Class A Fund shares and includes the relevant sales charge.

[2]

There is no initial sales charge on purchases of Class A shares of the Fund in amounts of $1 million or more. In the case of redemptions of Class A shares that were initially part of a purchase of $1 million or more, a CDSC of 1.00% may be assessed on Class A shares redeemed within 12 months of purchase (excluding shares purchased with reinvested dividends and/or distributions).

[3]	Broker-dealers that initiate and are responsible for purchases of $1 million or more may receive a sales commission up to 1.00% of the offering price of A shares as set forth above.

The Distributor retains the sales charge less the reallowance paid to broker-dealers. Normally, reallowances are paid as indicated in the above table. From time to time, however, the entire sales charge may be reallowed for all sales during a particular period.

Reduced Sales Charges – Class A Shares

You may qualify for a reduced initial sales charge on purchases of Class A shares under rights of accumulation (“ROA”) or a letter of intent (“LOI”). The transaction processing procedures maintained by certain financial institutions through which you can purchase Fund shares may restrict the universe of accounts considered for purposes of calculating a reduced sales charge under ROA or LOI. For example, the processing procedures of a financial institution may limit accounts to those that share the same tax identification number or mailing address and that are maintained only with that financial institution. The Fund permits financial institutions to calculate ROA and LOI based on the financial institution’s transaction processing procedures. Please contact your financial institution before investing to determine the process used to identify accounts for ROA and LOI purposes.

To determine the applicable reduced sales charge under ROA, the Fund or its agent will combine the value of your current purchase with the collective value of shares of all eligible CNL Fund shares (collectively, “CNL Shares”) (as of the Fund’s prior business day) that were purchased previously for accounts (1) in your name, (2) in the name of your spouse, (3) in the name of you and your spouse, (4) in the name of your minor child under the age of 21, and (5) sharing the same mailing address (“Accounts”).

To be entitled to a reduced initial sales charge based on shares already owned, you must ask for the reduction at the time of purchase. You must also provide the Fund or its agent with your account number(s) and, if applicable, the account numbers for your spouse, children (provide the children’s ages), or other household members and, if requested by your financial institution, the following additional information regarding these Accounts:

•	Information or records regarding CNL Shares held in all accounts in your name at a financial intermediary; and
•	Information or records regarding CNL Shares for Accounts at the transfer agent or another financial intermediary.

If you purchase shares through a Service Agent, the Service Agent is responsible for forwarding such information to the Fund or its designated agent. The Fund may amend or terminate this right of accumulation at any time.

You may also enter into an LOI, which expresses your intent to invest $100,000 or more in the Fund’s Class A shares in Accounts within a future period of thirteen months. Accounts subject to the LOI must be specifically identified in the LOI. Each purchase under an LOI will be made at the public offering price applicable at the time of the purchase to a single transaction of the dollar amount indicated in the LOI. If you do not purchase the minimum investment referenced in the LOI, you must pay the Fund an amount equal to the difference between the dollar value of the sales charges paid under the LOI and the dollar value of the sales charges due on the aggregate purchases of the Class A shares as if such purchases were executed in a single transaction.

Elimination of Initial Sales Charges – Class A Shares

Certain persons may also be eligible to purchase or redeem Class A shares without a sales charge. No sales charge is assessed on the reinvestment of Class A shares’ distributions. No sales charge is assessed on purchases made for investment purposes by:

•	A qualified pension, profit sharing or other employee benefit plan under Section 401(a) of the IRC or a plan operating consistent with Section 403(b) of the IRC.
•

Any bank, trust company, savings institution, registered investment advisor, financial planner or securities dealer on behalf of an account for which it provides advisory or fiduciary services and charges an account management fee.

•

Any managed account (wrap) program for the benefit of clients of a broker-dealer that charges an annual or flat fee rather than a transaction based fee and has an arrangement with the Distributor or with a clearing agent that has an arrangement with the Distributor with respect to the broker-dealer’s use of the Fund in connection with such program.

•	Insurance company separate accounts.
•

Trustees and officers of the Trust; directors, officers and full-time employees of the Adviser and its affiliates, directors, officers and full-time employees of any organization with which the Distributor has entered into a Selected Dealer agreement or similar agreement; the spouse, sibling, direct ancestor or direct descendent (collectively, “relatives”) of any such person; any trust or individual retirement account or self-employed retirement plan for the benefit of any such person or relative; or the estate of any such person or relative.

•	Officers, directors and full time employees of the Sub-Adviser and its principal owner, CB Richard Ellis Investors, LLC.
•	Full-time employees and retired employees of the Fund’s service providers and immediate family members of the foregoing persons.
•

Any person who has, within the preceding 90 days, redeemed Fund shares directly with the Fund’s transfer agent or through a financial institution and completes a reinstatement form upon investment with that financial institution (but only on purchases in amounts not exceeding the redeemed amounts).

•

Any person who has received Class A shares pursuant to a reclassification of Class C shares of the Fund into Class A shares pursuant to a plan of reclassification approved by the Board of Trustees of the Trust.

The Fund requires appropriate documentation of an investor’s eligibility to purchase or redeem Class A shares without a sales charge. Any shares of the Fund so purchased may not be resold except to the Fund. For further information on sales charges please consult with your broker-dealer.

Class A Share Purchases Subject to Contingent Deferred Sales Charge

A CDSC of 1.00% is assessed on redemptions of Class A shares that were part of a purchase of $1 million or more and that are redeemed in whole or in part within 12 months of purchase. The CDSC is based on the offering price that you paid for Class A shares. In determining whether a CDSC is payable and the amount of any such charge, the Fund will first liquidate shares that are not subject to a CDSC such as shares acquired with reinvested dividends and capital gains. The Fund will then liquidate shares in the order that they were first purchased until the redemption request is satisfied.

Contingent Deferred Sales Charge Waivers – Class A Shares

The CDSC will be waived on redemptions of shares purchased by an investor in amounts of $1 million or more under the following circumstances:

•

Where such investor’s dealer of record, due to the nature of the investor’s account, notifies the Distributor prior to the time of investment that the dealer waives the payments otherwise payable to the dealer.

•

Managed account (wrap) programs for the benefit of clients of broker-dealers and financial institutions or financial planners adhering to certain standards established by the Trust that provide asset allocation or similar specialized investment services or investment company transaction services for their customers, that charge a minimum annual fee for such services, and that have entered into an agreement with the Distributor or a clearing agent that has an agreement with the Distributor with respect to their use of the Fund in connection with such services.

•

On purchases subject to the reinstatement privilege, which allows you to reinvest all or part of the proceeds from a previous redemption of Fund shares. See the SAI for more information on the reinstatement privilege.

•	On purchases made in connection with the reinvestment of dividends and distributions from the Fund.

Sales Charges – Class C Shares

Class C shares are not currently being offered.

Class C shares are sold at NAV, with no initial sales charge. Therefore, the entire amount of your purchase price is invested in Class C shares. A CDSC of 1.00% is applied to redemptions of Class C shares within 12 months of purchase. The CDSC is based on the offering price of Class C shares. In determining whether a CDSC is payable and the amount of any such charge, the Fund will first liquidate shares that are not subject to a CDSC and then liquidate shares in the order that they were first purchased until the redemption request is satisfied.

The Fund will not pay an up-front sales commission on sales of Class C shares. However, the Fund’s Distributor may pay to broker-dealers whose clients redeem Class C shares within 12 months of purchase any CDSC applied to such redemptions.

Contingent Deferred Sales Charge Waivers – Class C Shares

The CDSC applicable to redemptions of Class C Shares will be waived under certain circumstances, including the following:

•	On increases in the NAV of your shares.

•	Distributions from retirement plans if the distributions are made following the death or disability of shareholders or plan participants.

•

Redemptions from accounts other than retirement plans following the death or post-purchase disability of the shareholder (this generally excludes accounts registered in the names of trusts and other entities).

The CDSC waiver following the death of a shareholder or plan participant will only apply if one of the following distribution methods are met:

(1)	The lump sum distribution of assets by the re-registration of the decedent’s assets into a Beneficiary IRA account;

(2)	Regularly scheduled distributions of the decedent's assets based on life expectancy taken within a Beneficiary IRA account; or

(3)	Payments taken within a Beneficiary IRA account over a 5 year period.

•	Returns of excess contributions to retirement plans.

•	If you participate in a Systematic Withdrawal Plan, distributions of up to 12% of the value of your shares that are subject to a CDSC in any twelve-month period.

•	If the redemption represents the minimum required distribution from a retirement plan.

•	Redemptions of shares acquired through reinvestment of dividends and distributions.

•

When using the reinstatement privilege, which allows you to reinvest all or part of the proceeds from a previous redemption of Fund shares. See the SAI for more information on the reinvestment privilege.

Features of Institutional Class Shares

The following is a summary of the features of Institutional Class shares of the Fund:

•	Eligible for purchase only by certain institutions. See “Eligible Investors for Institutional Class shares.”

•	No initial or contingent deferred sales charges.

•	No Rule 12b-1 distribution/service fee.

Distribution and Service (12b-1) Fees

The Fund has adopted distribution and service plans for Class A shares and Class C shares under Rule 12b-1 of the 1940 Act. 12b-1 fees are used to compensate the Distributor and third parties for services and expenses related to the sale and distribution of the Fund’s shares and/or for providing shareholder services. Because 12b-1 fees are paid out of the Fund’s assets on an ongoing basis, over time these fees will increase the cost of your investment and may cost you more than paying other types of sales charges.

The 12b-1 fees vary by share class as follows:

•	Class A shares pay a 12b-1 fee at the annual rate of 0.25% of the average daily net assets of the Fund.
•	Class C shares pay a 12b-1 fee at the annual rate of 1.00% of the average daily net assets of the Fund.
•	Institutional Class shares do not pay a 12b-1 fee.

12b-1 fees, together with the CDSC, help the Fund sell Class C shares by financing the costs for marketing-related activities and for providing shareholder services. For Class C shares, payments under the plan include up to 0.75% for distribution and marketing-related activities and up to 0.25% for shareholder services.

DIVIDENDS, DISTRIBUTIONS AND TAXES

In addition to any increase in the value of shares that the Fund may achieve, you may receive dividends and capital gain distributions from the Fund.

Dividends and Distributions

As a regulated investment company, the Fund generally pays no Federal income tax on the income and gains it distributes to you. The Fund expects to declare and distribute all of its net investment income, if any, at least quarterly, usually in March, June, September and December. The Fund will distribute net realized capital gains, if any, at least annually usually in December. The Fund may distribute such income dividends and capital gains more frequently, if necessary, in order to reduce or eliminate Federal excise or income taxes on the Fund. The amount of any distribution will vary, and there is no guarantee the Fund will pay either an income dividend or a capital gains distribution.

Taxes

In general, if you are a taxable investor, Fund distributions (other than a return of capital) are taxable to you at either ordinary income or capital gains tax rates. This is true whether you reinvest your distributions in additional Fund shares or receive them in cash. In addition, investors in taxable accounts should be aware of the following basic tax points:

•

Distributions of net investment income and net short-term capital gains are taxable to you as ordinary income. With respect to taxable years of the Fund beginning before January 1, 2011, unless such provision is extended or made permanent a portion of income dividends paid by the Fund may be designated as qualified dividend income eligible for taxation by individual shareholders at long-term capital gain rates provided certain holding periods are met. However, dividend distributions attributable to the Fund’s REIT investments are not eligible to be treated as qualified dividend income.

•	Distributions of net long-term capital gains are taxable to you as long-term capital gains no matter how long you have owned your shares.

•	Distributions declared to shareholders with a record date in December—if paid to you by the end of January—are taxable for federal income tax purposes as if received in December.

•

Because of “noncash” expenses such as property depreciation, an equity REIT’s cash flow will exceed its taxable income. The REIT, and in turn the Fund, may distribute this excess cash to shareholders. Such a distribution is classified as a return of capital. Return-of-capital distributions generally are not taxable to you. Your cost basis in your Fund shares will be decreased by the amount of any return of capital. Any return-of-capital distributions in excess of your cost basis will be treated as capital gains.

•

A sale or exchange of Fund shares is a taxable event. This means that you may have a capital gain or loss (provided the shares are held as a capital asset) which will be long-term or short-term, depending on your holding period for the shares.

•

If more than 50% of the Fund’s assets are invested in foreign securities at the end of any fiscal year, the Fund may elect to pass through to you for foreign tax credit purposes the amount of foreign income taxes that the Fund paid.

•	Fund distributions and gains from the sale or exchange of your Fund shares generally are subject to state and local taxes.

Fund shares are generally not sold outside the United States. Foreign investors should be aware that U.S. withholding, special certification requirements to avoid U.S. backup withholding and claim any treaty benefits and estate taxes may apply to any investment in the Fund. If you are not a citizen or resident of the United States, see the SAI for additional information.

Income received by the Fund from certain equity interests in mortgage pooling vehicles is treated as “excess inclusion income.” The Fund may derive such income either directly or through an investment in a U.S.-qualified REIT that holds such interests or qualifies as a taxable mortgage pool. The rules concerning excess inclusion income are complex and unduly burdensome in their current form, and the Fund’s manager is awaiting further guidance from the IRS on how these rules are to be implemented. Shareholders should talk to their tax advisors about whether an investment in the Fund is a suitable investment given the potential tax consequences of the Fund’s receipt and distribution of excess inclusion income.

This discussion of “Dividends, Distributions, and Taxes” is not intended or written to be used as tax advice. Because everyone’s tax situation is unique, you should consult your tax professional about Federal, state, local, or foreign tax consequences before making an investment in the Fund. Refer to the SAI for additional tax information.

OTHER SHAREHOLDER INFORMATION

Buying a Dividend

If you are a taxable investor and invest in the Fund shortly before it makes a capital gain distribution, the distribution will lower the value of the Fund's shares by the amount of the distribution and, in effect, you will receive some of your investment back in the form of a taxable distribution. This is sometimes referred to as “buying a dividend” because, although the distribution is in effect a return of a portion of the purchase price, it is taxable.

Social Security Number/Taxpayer Identification Number

By law, the Fund is required to withhold and remit to the U.S. Treasury a percentage of dividend distributions, capital gain distributions, and redemption proceeds paid to certain shareholders who have not certified that the Social Security number or taxpayer identification number (“TIN”) they have supplied is correct and that they are not subject to backup withholding because of previous underreporting to the IRS. This backup withholding requirement generally does not apply to shareholders that are exempt recipients (such as a corporation or certain tax-exempt entities). The Fund also must withhold if the IRS instructs it to do so. When withholding is required, the amount will be 28% of any distributions or proceeds paid.

To avoid backup withholding you must certify on your Account Application that your Social Security number or TIN is correct and that you are not subject to backup withholding.

STATEMENTS AND REPORTS

The Service Agent or Transfer Agent sends confirmation statements after each transaction affecting your share balance and/or account registration. You will be sent Form 1099-DIV, usually in January of each year, which will include information about the tax status of any dividend and capital gain distributions paid to during the previous calendar year. This information will also be reported to the Internal Revenue Service (“IRS”).

Household Mailings

To reduce Fund expenses, the Fund attempts to identify related shareholders within a household and to send only one copy of a shareholder report or prospectus per household. You can call the Fund at 1-888-890-8934 or visit the Fund’s website at www.thecnlfunds.com if you would like an additional free copy of a Fund shareholder report or prospectus.

If you do not want the mailing of shareholder reports and prospectuses combined with other members in your household, contact the Fund at 1-888-890-8934. Your request will become effective within 30 days.

Electronic Delivery of Reports and Prospectus

If you purchased Fund shares through a brokerage firm or a financial institution, electronic delivery of the Fund’s shareholder reports and prospectus may be available. Go to www.icsdelivery.com and from the main page you can locate a list of brokers and financial institutions. If your broker or financial institution is not listed, electronic delivery may not be available. At any time, you can cancel electronic delivery at www.icsdelivery.com and once again receive physical delivery of your materials. If you have any questions, please contact your brokerage firm or financial institution.

Disclosure of Portfolio Holdings

A description of the Trust’s policies and procedures with respect to disclosure of its portfolio holdings is available in the SAI.

Emergency Circumstances

The Fund may, in case of emergency, temporarily suspend telephone transactions and other shareholder services. It may be difficult to reach the Fund by telephone during periods of substantial economic or market change or in emergency situations. Under these circumstances, you may wish to consider placing direct purchase or redemption orders for shares by mail or overnight express delivery. The Fund may suspend redemptions and/or delay payments of redemption proceeds when the New York Stock Exchange is closed due to financial conditions, during emergency circumstances, or for other reasons as determined by the SEC.

Statement of Additional Information (SAI)

The Fund’s SAI has been filed with the SEC and is incorporated in this prospectus by reference, which means it is legally considered part of this prospectus. It contains more details about the Fund. You may request a copy of the SAI, free of charge, by calling Shareholder Services at 1-888-890-8934. The SAI is also available on the Fund’s website at www.thecnlfunds.com.

FINANCIAL HIGHLIGHTS

The financial highlights table is intended to help you understand the Fund’s financial performance for the past fiscal year. The total returns in the table represent the rate that an investor would have earned or lost on an investment in the Fund (assuming reinvestment of all dividends and distributions). This information has been audited by PricewaterhouseCoopers LLP, whose report, along with the Fund’s financial statements, is included in the Annual Report, which is available upon request. Financial highlights for Class C shares are not shown as the Fund is currently not accepting investments in Class C shares. See “Closure of Class C shares.”

CNL Global Real Estate Fund

Financial Highlights

Class A

Year ended December 31,	2008	2007[a]
Selected Per Share Data

Net asset value, beginning of year	$8.64	$10.00
Income (loss) from investment operations:

Net investment income (loss)[b]	0.10	0.07
Net realized and unrealized gain (loss) on investment transactions	(4.06)	(1.35)

Total from investment operations	(3.96)	(1.28)
Less distributions from:

Net investment income	(0.07)	(0.08)

Total distributions to shareholders	(0.07)	(0.08)

Redemption Fees	0.00 [c]	–

Net asset value, end of year	$4.61	$8.64

Total Return (%)[d]	(45.91)	(12.77)[e]

Ratios to Average Net Assets and Supplemental Data

Net Assets, End of Year (000s)	$1,241	$61
Ratio of expenses before expense waiver/reimbursement (%)	4.99	29.19 [f]
Ratio of expenses after expense waiver/reimbursement (%)	1.80	1.80 [f]

Ratio of net investment income (loss) (%)[g]	1.69 [d]	4.30 [f]

Portfolio turnover rate (%)	25	6 [e]

[a]	For the period from October 26, 2007 (commencement of operations) to December 31, 2007.
[b]	Per share amounts have been calculated using the average shares method.
[c]	Amount is less than $0.005 per share.
[d]	Does not reflect sales charges, which would reduce return.
[e]	Not annualized.
[f]	Annualized.
[g]	Differences between classes are impacted by the timing of subscriptions and the timing of dividend income earned by the Fund.

CNL Global Real Estate Fund

Financial Highlights

Institutional Class

Year ended December 31,	2008	2007[a]
Selected Per Share Data

Net asset value, beginning of year	$8.64	$10.00
Income (loss) from investment operations:

Net investment income (loss)[b]	0.13	0.04
Net realized and unrealized gain (loss) on investment transactions	(4.06)	(1.31)

Total from investment operations	(3.93)	(1.27)
Less distributions from:

Net investment income	(0.09)	(0.09)

Total distributions to shareholders	(0.09)	(0.09)

Redemption Fees	0.00 [c]	–

Net asset value, end of year	$4.62	$8.64

Total Return (%)	(45.66)	(12.73)[d]

Ratios to Average Net Assets and Supplemental Data

Net Assets, End of Year (000s)	$26,880	$4,517
Ratio of expenses before expense waiver/reimbursement (%)	5.49	28.94 [e]
Ratio of expenses after expense waiver/reimbursement (%)	1.55	1.55 [e]

Ratio of net investment income (loss) (%)[f]	2.09	2.45 [e]

Portfolio turnover rate (%)	25	6 [d]

[a]	For the period from October 26, 2007 (commencement of operations) to December 31, 2007.
[b]	Per share amount has been calculated using the average shares method.
[c]	Amount is less than $0.005 per share.
[d]	Not annualized.
[e]	Annualized.
[f]	Differences between classes are impacted by the timing of subscriptions and the timing of dividend income earned by the Fund.

PRIVACY POLICY

I.	Commitment to Customer Privacy

The CNL Funds (the “Trust,” “we,” “us” or “our”) recognizes and respects the privacy expectations of each of our customers (“customer,” “you” or “shareholder”) and we believe the confidentiality and protection of our customers’ nonpublic personal information (“Information”) is one of our fundamental responsibilities. The policies and practices described in this policy apply equally to our current and former customers.

While new technologies have dramatically changed the way information is gathered, used and stored, the importance of preserving the security and confidentiality of Information remains a core value of ours.

II.	Collection of Customer Information

We collect, retain and use Information only where we reasonably believe it would be useful to the Trust or the customer and is allowed by law. We do not sell Information about customers to third parties for their independent use.

Information collected by, or on behalf of, the Trust generally comes from the following sources:

•	account applications or other required forms, correspondence (written or electronic), or from telephone contacts with customers inquiring about the Trust;
•	transaction history of a customer’s account; and
•	service providers.

III.	Disclosure of Information

We do not disclose any Information about you or any former customer to anyone, except as required or permitted by law, including as set forth below. Information may be shared within the CNL Fund Advisors Company and its affiliates.

We may disclose Information about you or any former customer to the following types of third parties:

•

financial service and other service providers that assist us in maintaining or servicing the Trust or your accounts, such as data processing companies, securities broker-dealers, printers, and the Trust’s distributor, custodian and transfer agent;

•	non-financial companies, such as service providers that fulfill information requests;
•	companies that perform marketing services on our behalf or to other financial institutions with whom we have joint marketing agreements;
•	government entities, in response to subpoenas or to comply with laws or regulations; and
•	others, such as joint account holders and those with whom you have consented to our sharing your Information;

We may also disclose all of the Information we collect to protect against fraud.

IV.	Security of Customer Information

The Trust’s service providers:

A.

maintain policies and procedures designed to assure only appropriate access to, and use of, the Information by those employees who need to know that Information in order to provide services to customers; and

B.	maintain physical, electronic and procedural safeguards that comply with federal standards to guard the Information.

Adopted: May 24, 2007

NOT A PART OF THE PROSPECTUS

CNL GLOBAL REAL ESTATE FUND

For More Information

Annual/Semi-Annual Reports

Additional information about the Fund’s investments is available in the Fund’s annual/semi-annual reports to shareholders. In the Fund’s annual report, you will find a discussion of the market conditions and investment strategies that significantly affected the Fund’s performance during its last fiscal year. Annual and semi-annual reports will be available after the Fund has completed the applicable fiscal period.

Statement of Additional Information

The SAI provides more detailed information about the Fund and is incorporated by reference into, and is legally part of, this prospectus.

Contacting the Fund

You can get free copies of the annual/semi-annual reports and the SAI, request other information and discuss your questions about the Fund by contacting the Fund at:

The CNL Funds

c/o Boston Financial Data Services, Inc.

30 Dan Road

Canton, MA 02021

1-888-890-8934

The Fund’s prospectus, SAI and annual/semi-annual reports are also available without charge on the Trust’s website at www.thecnlfunds.com.

For questions about investment management of the Fund contact:

CNL Fund Advisors Company

450 South Orange Avenue

Orlando, FL 32801

1-866-745-3797

Securities and Exchange Commission Information

You can also review the Fund’s annual/semi-annual reports, the SAI and other information about the Fund at the Public Reference Room of the SEC. Information about the operation of the Public Reference Room may be obtained by calling the SEC at (202) 942-8090. You can get copies of this information, for a fee, by e-mailing or writing to:

Public Reference Room

Securities and Exchange Commission

Washington, D.C. 20549-0102

E-mail address: publicinfo@sec.gov

Fund information, including copies of the annual/semi-annual reports and the SAI,

is available on the SEC’s website at www.sec.gov.

Investment Company Act File No. 811-22017	Distributor Foreside Fund Services, LLC Three Canal Plaza, Suite 100, Portland, Maine 04101

00067306